Exhibit 10.14

LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN

As Amended and Restated Effective May 14, 2026

LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN

Article 1. Establishment, Objectives and Duration
1.1 Amendment and Restatement of Plan. Lear Corporation, a Delaware corporation, hereby amends and restates the compensation plan for non-employee directors known as the “Lear Corporation Outside Directors Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document.
1.2 Plan Objectives. The objectives of the Plan are to give the Company an advantage in attracting and retaining Outside Directors and to link the interests of Outside Directors to those of the Company’s stockholders.
1.3 Duration of the Plan. The Plan commenced on January 1, 2004 and will remain in effect until the Board of Directors terminates it pursuant to Section 8.1.
Article 2. Definitions
The following defined terms have the meanings set forth below:
“Account” means a notional account in the Outside Director’s name to which compensation not immediately payable to him or her and, if applicable, interest earned thereon, is credited.
“Affiliate” means any person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company.
“Annual Retainer” means the retainer fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for services performed as a member of the Board of Directors for a Plan Year.
“Beneficiary” means the person entitled under Section 6.5 to receive payment of the balances remaining in an Outside Director’s Account in case the Outside Director dies before the entire balance in that Account has been paid.
“Board” or “Board of Directors” means the Board of Directors of the Company.
“Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.
(a) Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities.
(b) During any period of twenty-four (24) consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, Disability or Retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-four (24) month period under consideration.
(c) Consummation of: (i) a sale or disposition of all or substantially all the Company’s assets; or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
(d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if an amount is “deferred compensation” for purposes of Code Section 409A, and if payment of such amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an amount would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such amount would violate the provisions of Code Section 409A, then the amount shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor to it.
“Committee Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of a Board committee (including telephonic meetings but excluding execution of unanimous written consents).
“Common Stock Fair Market Value” means the average of the high and low prices of publicly traded Shares on the national exchange on which the Shares are listed as of a particular date.

“Company” means Lear Corporation, a Delaware corporation, and any successor thereto as provided in Section 8.3.
“Deferral Election” has the meaning ascribed to it in Section 6.1.
“Director” means any individual who is a member of the Board of Directors.
“Disability” means the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Effective Date” has the meaning ascribed to it in Article 7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.
“Installment Payment” has the meaning ascribed to it in Section 5.1.
“Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of the Board of Directors (including telephonic meetings but excluding execution of unanimous written consents).
“Non-Executive Chairman” means the Outside Director selected by the Board as the non-executive Chairman of the Board.
“Outside Director” means a Director who, at the time in question, is not an employee of the Company or any of its Affiliates.
“Plan” has the meaning ascribed to it in Section 1.1.
“Plan Year” means the 12 month period beginning on January 1 and ending on the next following December 31.
“Plan Year Account” for a given Plan Year means the portion of a Participant’s Account attributable to compensation deferred for such Plan Year.
“Presiding Director” means the Outside Director selected by the other Outside Directors as the presiding Director at meetings of the Outside Directors held in accordance with applicable rules of any securities exchange on which the Company’s securities are listed.
“Retirement” means a Separation from Service (a) upon or after attaining 70 years of age, or (b) upon or after serving six years as a Director, or (c) upon such other circumstances that the Board, in its sole discretion, affirmatively determines not to be adverse to the best interests of the Company.

“Separation from Service” or “Separate from Service” means ceasing to be a Director of the Company for any reason. Notwithstanding anything to the contrary, the determination of whether an individual has had a Separation from Service will be made in accordance with Code Section 409A and the regulations thereunder.
“Shares” means the shares of common stock, $.01 par value, of the Company, including their associated preferred share purchase rights, if any.
“Termination Date” means the date on which an Outside Director has a Separation from Service.
Article 3. Administration
3.1 The Board of Directors. The Plan will be administered by the Board of Directors. The Board of Directors will act by a majority of its members at the time in office and eligible to vote on any particular matter, and may act either by a vote at a meeting or by unanimous written consent without a meeting.
3.2 Authority of the Board of Directors. Except as limited by law and subject to the provisions herein, the Board of Directors has full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of the Plan. Further, the Board of Directors will make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Board of Directors may delegate some or all of its authority under this Plan.
3.3 Decisions Binding. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the Company, its stockholders, all Affiliates, Outside Directors and their estates and beneficiaries.
Article 4. Eligibility
Each Outside Director of the Board during a Plan Year will participate in the Plan for that year.
Article 5. Annual Retainer and RSU Grant
5.1 Amount Payable in Cash. Each Outside Director will be entitled to receive an Annual Retainer in the amount determined from time to time by the Board. Until changed by resolution of the Board of Directors, the Annual Retainer will be $135,000 for each Outside Director, provided that the Annual Retainer for the Presiding Director will be $135,000 plus an additional $10,000 (totaling $145,000) and the Annual Retainer for the Non-Executive Chairman will be $135,000 plus an additional $80,000 (totaling $215,000). In addition, the Annual Retainer for the chair of the Audit Committee will be $135,000 plus an additional $30,000 (totaling $165,000), the Annual Retainer for the chair of the People and Compensation Committee will be

$135,000 plus an additional $25,000 (totaling $160,000), and the Annual Retainer for the chair of the Governance and Sustainability Committee will be $135,000 plus an additional $25,000 (totaling ($160,000).
To the extent the Outside Director has not made a Deferral Election with respect to the Annual Retainer, it will be paid in monthly cash installments (the “Installment Payments”) to the Outside Director, payable on the last business day of the month preceding the month to which the installment applies. Each Installment Payment to an Outside Director will equal the quotient of the Outside Director’s Annual Retainer divided by twelve. Any Outside Director who first becomes an Outside Director during a calendar month will be entitled to an Installment Payment for that month unless, immediately before becoming an Outside Director, he or she was a Director who was an employee of the Company or any of its Affiliates.
No Meeting Fees shall be paid with respect to the first twelve meetings of the Board attended by an Outside Director in any Plan Year. Each Outside Director will be entitled to receive a Meeting Fee, in the amount determined from time to time by the Board, for each meeting of the Board he or she attends that is in excess of twelve meetings within a Plan Year (including telephonic meetings but excluding execution of unanimous written consents). Until changed by resolution of the Board of Directors, the Meeting Fee will be $1,500. Unless the Outside Director has made a Deferral Election with respect to them, Meeting Fees, if any, will be paid on the last business day of the month in which the meeting was attended (at the same time as the Installment Payment for the next month). No Meeting Fees shall be paid with respect to meetings of any standing committee of the Board (e.g., Audit Committee, People and Compensation Committee and Governance and Sustainability Committee) attended by an Outside Director. Committee Meeting Fees for meetings of any special committee of the Board will be established at the time the Board establishes such committee.
5.2 RSU Grant. Each Outside Director will be entitled to receive a grant of restricted stock units (“RSUs”), which grant will be made under the Lear Corporation 2019 Long-Term Stock Incentive Plan (As Amended and Restated as of May 18, 2023), or a successor plan (the “LTSIP”), as of the date of any annual meeting of the stockholders of the Company at which such Outside Director is elected or re-elected to serve in such position. Each RSU is a notional amount that represents one unvested Share and constitutes the right, subject to the terms and conditions of the LTSIP and the applicable award agreement thereunder, to distribution of a Share if and when the RSU vests. The amount of the RSU grant will be determined from time to time by the Board. Until changed by resolution of the Board of Directors, the number of Shares subject to each RSU grant for each Outside Director will be equal to $185,000 divided by the Common Stock Fair Market Value on the date of the grant, provided that the grant date value of the grant of RSUs for the Non-Executive Chairman shall be an additional $120,000. The grant of RSUs shall vest on the earlier of (i) the first (1st) anniversary of the date of grant and (ii) the date of the next annual meeting of the stockholders of the Company following the date of grant that is at least fifty (50) weeks following the immediately preceding year’s annual meeting, subject to forfeiture in the event that an Outside Director ceases to be an Outside Director for any reason, including resignation or removal (with or without cause). Notwithstanding anything herein to the contrary, each RSU grant made pursuant to this Section 5.2 will be subject to the terms and conditions of the LTSIP and the applicable award agreement thereunder.
Article 6. Deferral
6.1 Deferral Election. Any Outside Director may elect to defer all or a portion of the compensation payable to him or her under Section 5.1 for the Plan Year by filing with the Secretary of the Company a written notice to that effect (a “Deferral Election”), on a form provided by the Company. A Deferral Election must be filed before the first day of the Plan Year to which it relates. Notwithstanding the foregoing, an election may be filed within 30 days after a Director first becomes an Outside Director; provided, however, the amount of compensation deferred pursuant to such election will not exceed the portion of the Outside Director’s compensation earned after the date the election is made. A Deferral Election may not be revoked or modified with respect to compensation payable for any Plan Year for which it is effective. An Outside Director may terminate or modify his or her current Deferral Election by filing a new Deferral Election before the first day of the Plan Year to which such termination or modification applies.
6.2 Interest. All amounts deferred pursuant to Section 6.1 will be credited to the Outside Director’s applicable Plan Year Account as of the date the compensation would otherwise have been payable, notwithstanding the Deferral Election. The amounts credited to the Plan Year Account will be credited with interest, compounded monthly, from the date the compensation would otherwise have been payable under Section 5.1 until the amount credited to the Account is paid to the Outside Director. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Wall Street Journal for the second business day of each quarter on an annual basis.
6.3 Distributions. The value of an Outside Director’s Plan Year Accounts will be distributed, or will begin to be distributed, to him or her or, in the event of his or her death, to his or her Beneficiary, within 10 days following the earliest of:
(a) the date specified by the Outside Director in his or her Deferral Election for each such Plan Year Account;
(b) the Outside Director’s Termination Date; and
(c) the date on which a Change in Control occurs.
Each Plan Year Account will be paid to the Outside Director in a lump sum or in annual installments in accordance with his or her Deferral Election for such Plan Year Account. If an Outside Director fails to elect a payout form for any Plan Year, his or her Plan Year Account with respect to any such Plan Year will be paid in a single lump sum.
If an Outside Director elects to receive payment of a Plan Year Account in annual installments, the payment period for the annual installments will not exceed five years. The amount of each annual installment payment will equal the product of (a) the balance in the

Outside Director’s Plan Year Account on the date the payment is made multiplied by (b) a fraction, the numerator of which is one and the denominator of which is the number of unpaid remaining annual installments. The balance of the Plan Year Account will be appropriately reduced to reflect any Installment Payments already made hereunder. Notwithstanding the foregoing, in the event of a Change in Control, the balance remaining in an Outside Director’s Account will be paid in a single lump sum payment within 10 days following the Change in Control.
If an Outside Director dies before he or she has received payment of all amounts due hereunder, the balances remaining in the Outside Director’s Account will be distributed to his or her Beneficiary in a single lump sum payment within 90 days following the Outside Director’s death.
6.4 RSU Grant Deferral. The Board may establish rules and procedures to permit Outside Directors to defer RSU grants made pursuant to Section 5.2, as it deems appropriate and in compliance with Code Section 409A.
6.5 Beneficiary. An Outside Director may designate any person to whom payments are to be made if the Outside Director dies before receiving payment of all amounts due hereunder. A Beneficiary Designation form becomes effective only after the signed form is filed with the Secretary of the Company while the Outside Director is alive, and will cancel any prior Beneficiary Designation form. If the Outside Director fails to designate a Beneficiary or if all designated Beneficiaries predecease the Outside Director, the Outside Director’s Beneficiary will be his or her estate.
Article 7. Effective Date.
This amended and restated Plan is effective as of May 14, 2026 (the “Effective Date”) and will remain in effect as provided in Section 1.3 hereof.
Article 8. Miscellaneous
8.1 Modification and Termination. The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.
8.2 Indemnification. To the extent permissible under applicable law and under the Company’s Certificate of Incorporation and By-Laws, each person who is or has been a member of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by the Company, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.
8.3 Successors. All obligations of the Company under the Plan with respect to a given Plan Year will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.
8.4 Reservation of Rights. Nothing in this Plan or in any award agreement hereunder will be construed to limit in any way the right of the Company’s stockholders to remove an Outside Director from the Board of Directors.
Article 9. Legal Construction
9.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.
9.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
9.3 Requirements of Law. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
9.4 Securities Law and Tax Law Compliance.
(a) Insider Trading. To the extent any provision of the Plan or action by the Board would subject any Outside Director to liability under Section 16(b) of the Exchange Act, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.
(b) Section 409A. This Plan is intended to comply with Code Section 409A and the regulations thereunder, and will be administered and interpreted in accordance with such intent. If the Company determines that any provision of the Plan is or might be inconsistent with the requirements of Code Section 409A, it will attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoid an Outside Director becoming subject to adverse tax consequences under Code Section 409A. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Code Section 409A from an Outside Director or any other individual to the Company.
9.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to an Outside Director by the Company, nothing contained herein will give any rights to an Outside Director that are greater than those of a general creditor of the Company.

9.6 Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Michigan, determined without regard to its conflict of law rules.
9.7 Nontransferability. An Outside Director’s Account and any RSUs granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)). All rights with respect to Accounts and RSUs will be available during the Outside Director’s lifetime only to the Outside Director or the Outside Director’s guardian or legal representative. The Board of Directors may, in its discretion, require an Outside Director’s guardian or legal representative to supply it with evidence the Board of Directors deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Outside Director.
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